Exhibit 5.3

[Letterhead of Thompson & Knight LLP]

September 28, 2012

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as special counsel to SPN Resources, LLC, a Louisiana limited liability company (the “Company”), in connection with the filing by SandRidge Energy, Inc., a Delaware corporation (“SandRidge”), and the Guarantors (defined below) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to which SandRidge is registering under the Act an aggregate of up to $750,000,000 in principal amount of certain 8 1/8% Senior Notes due 2022 (the “Exchange Notes”) issued by SandRidge in exchange for SandRidge’s outstanding 8 1/8% Senior Notes due 2022. The Exchange Notes are being issued under an Indenture, dated as of April 17, 2012 (the “Original Indenture”), as supplemented and amended by supplemental indentures dated April 17, 2012 and June 1, 2012 (the Original Indenture, as amended and supplemented, the “Indenture”), by and among SandRidge, the guarantors as defined therein (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee, based on an obligation arising under a Registration Rights Agreement dated April 17, 2012, among SandRidge, the Guarantors, and the initial purchasers defined therein, which contains a commitment by SandRidge to issue the Exchange Notes to be guaranteed by the Guarantors. The Company has executed the Supplemental Indenture dated as of April 17, 2012 (the “Supplemental Indenture”) to evidence its agreement to be a guarantor under the Original Indenture and acceptance to be bound by the provisions thereof, including the guarantee of the obligations of SandRidge under the Exchange Notes (the “Subsidiary Guarantee”).

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, exclusive of any exhibits, schedules or certificates attached thereto, and the terms Registration Statement and Indenture shall not include any other documents, contracts or matters referred to or described therein and such other records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

SandRidge Energy, Inc.

September 28, 2012

(iv) As to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Indenture and representations and statements made in certificates of public officials and officers or other representatives of the Company.

(v) That the Indenture constitutes a valid, binding and enforceable obligation of each party thereto.

(vi) That the Indenture has not been modified, amended, supplemented, rescinded, revoked or terminated.

(vii) That:

(A) The execution, delivery and performance by the Company of the Indenture does not:

(1) except with respect to Applicable Laws, violate any law, rule or regulation applicable to it, or

(2) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(B) Except as required by Applicable Laws, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of the Indenture or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

As used herein, “Applicable Laws” means the Louisiana Limited Liability Company Law (La. R.S. §§ 12:1301 et seq.).

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

1. The Company is a limited liability company that is validly existing and in good standing under the laws of the State of Louisiana.

2. The Company has duly authorized, executed and delivered the Supplemental Indenture and has the limited liability company power, authority and legal right to execute, deliver and perform its obligations under the Indenture.

SandRidge Energy, Inc.

September 28, 2012

3. The Subsidiary Guarantee made by the Company pursuant to the Indenture has been duly authorized by the Company and is applicable to the Exchange Notes to be issued under the Indenture.

With respect to our opinion in paragraph 1, we have relied exclusively upon the existence and good standing certificate of the Louisiana Secretary of State dated September 20, 2012.

This opinion letter is rendered to you in connection with the transactions contemplated by the Registration Statement. We consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Registration Statement, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

Respectfully submitted,

/s/ Thompson & Knight LLP

DFP/WTH/JAM